Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (No. 333-128942) on Form S-8 of our reports dated April 17, 2026, with respect to the consolidated financial statements of Hooker Furnishings Corporation and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Charlotte, North Carolina

April 17, 2026